CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of the Rogé Partners Funds and to the use of our report dated July 15, 2004 on the statements of assets and liabilities of the Rogé Partners Fund (the “Fund”).   Such statements of assets and liabilities appear in the Fund’s Statement of Additional Information.

TAIT, WELLER & BAKER

Philadelphia, Pennsylvania

September 9, 2004